Exhibit B-1

VERIFICATION

The undersigned states that the undersigned has duly executed the attached application, dated December 15, 2016, for and on behalf of the Westcore Trust (the “Trust”) that undersigned is the President of the Trust; and that all action by persons necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further says that the undersigned is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of of the undersigned’s  knowledge, information and belief.

By:	/s/ Jan Teague
	Name:	Jan Teague
	Title:	President

Date:  December 15, 2016

21 of 22

Exhibit B-2

VERIFICATION

The undersigned states that the undersigned has duly executed the attached application, dated December 15, 2016, for and on behalf of the Denver Investment Advisors LLC (the “Advisor”) that undersigned is the Partner, CCO and COO of the Advisor; and that all action by persons necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further says that the undersigned is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of of the undersigned’s  knowledge, information and belief.

By:	/s/ Jasper R. Frontz
	Name:	Jasper R. Frontz
	Title:	Partner, CCO, and COO

Date:  December 15, 2016

22 of 22